SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                   FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS

UNDER SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Cavalcade of Sports Media, Inc.
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                 (Name of Small Business Issuer in its charter)

  Nevada                                                 33-0766069
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(State of other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                        Identification)



12268 Via Latina 17th Floor         Del Mar, CA                 92914
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(Address of principal executive offices)                    (Zip Code)


Issuer's telephone number        (858)481-2207
                         --------------------------------------

Securities to be registered under Section 12(b) of the Act:


Title of each class                      Name of each exchange on which
to be so registered                      each class is to be registered

Common Stock
-------------------------------------      ------------------------

-------------------------------------      ------------------------

Securities to be registered under Section 12(g) of the Act:


                          Common Stock
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                        (Title of class)


-------------------------------------------------------------------
                        (Title of class)

EXHIBIT INDEX


No.       Description of Exhibit
---       ----------------------


23.1 Consent of Auditors



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


                                   SIGNATURES

         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this amendment number one to the registration statement on Form 10SB to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               Cavalcade of Sports Media, Inc.
                                               Registrant


Date: December 14, 2000                         By: /s/ Edward E. Litwak
                                                   -----------------------------
                                                   Edward E.  Litwak, President




/s/ Edward E. Litwak
-----------------------------                      December 14, 2000
Edward E. Litwak, CEO

/s/ Edward E. Litwak
-----------------------------
Edward E. Litwak, CFO






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